SCHEDULE 14C INFORMATION

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KRANESHARES TRUST

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KraneShares Trust

KraneShares Asia Pacific High Yield Bond ETF

280 Park Avenue, 32nd Floor
New York, New York 10017
(212) 933-0393

INFORMATION STATEMENT DATED OCTOBER 29, 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.kraneshares.com.

The purpose of this Information Statement is to provide you with information about a new subadviser for the KraneShares Asia Pacific High Yield Bond ETF (the “Fund”), a series of KraneShares Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the address shown above, by calling 855-857-2638, or by visiting www.kraneshares.com. This Information Statement is being mailed on or about October 29, 2021.

BACKGROUND

Krane Funds Advisors, LLC (the “Adviser”), located at 280 Park Avenue, 32nd Floor, New York, New York 10017, is the Fund’s investment adviser. SEI Investments Global Funds Services, located at One Freedom Valley Drive, Oaks, Pennsylvania, 19456, serves as the Fund’s administrator and accounting services agent. SEI Investments Distribution Co., an affiliate of the administrator, located at One Freedom Valley Drive, Oaks, Pennsylvania, 19456, is a registered broker-dealer and serves as the distributor of the Fund’s shares. The Adviser is responsible for reviewing, supervising and administering the Fund’s investment program. The Adviser is also responsible for arranging transfer agency, custody, fund administration and accounting, and other non-distribution related services necessary for the Fund to operate. The Adviser administers the Fund’s business affairs and provides office facilities and equipment and certain clerical, bookkeeping and administrative services. The Board of Trustees of the Trust (the “Board”) supervises the Adviser and establishes policies that the Adviser must follow in its day-to-day management activities.

The Adviser has received “manager of managers” exemptive relief from the Securities and Exchange Commission (“SEC”) that permits the Adviser, subject to the approval of the Board, to appoint a “wholly-owned” or unaffiliated sub-adviser, as defined in the exemptive relief, or to change the terms of a sub-advisory agreement with a “wholly-owned” or unaffiliated sub-adviser without first obtaining shareholder approval. The Adviser continues to have ultimate responsibility (subject to oversight by the Board) to oversee the sub-adviser and recommend its hiring, termination, and replacement.

At its meetings held on May 27-28, 2021, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to appoint Nikko Asset Management (Americas), Inc. as subadviser to the Fund (the “Subadviser” or “Nikko”). The Adviser’s proposal to appoint a new Subadviser for the Fund was based on the desire to appoint a new subadviser that would complement the revised investment objective and principal investment strategies of the Fund, which were also approved by the Board at that meeting.

For investment advisory services, the Fund pays the Adviser a management fee. The addition of the Subadviser will not result in a change to the management fee paid by the Fund.

The following table shows the management fee paid to the Adviser during the fiscal year ended March 31, 2021.

Management Fee Paid to the Adviser	Management Fees Paid to the Adviser as a % of Average Net Assets of the Fund
$69,069	0.68%

information Regarding the Subadviser

The following provides additional information about the Subadviser.

Nikko Asset Management (Americas), Inc.

General

Nikko Asset Management (Americas), Inc., located at 605 Third Avenue, 38th Floor, New York, NY 10158, serves as the sub-adviser to KraneShares Asia Pacific High Yield Bond ETF. Nikko is responsible for the day-to-day investment management of the Fund, subject to the supervision of the Adviser and the Board. Nikko delegates to its affiliate Nikko Asset Management Asia, Ltd. (“Nikko Asia”) located at 12 Marina View, #18- 02 Asia Square Tower 2 Singapore 018961, a registered investment adviser with the SEC, certain of its responsibilities for the management of the Fund. Nikko, a registered investment adviser with the SEC, was established in the State of Delaware and is principally engaged in the provision of investment advisory services to corporations, pooled investment vehicles, institutions and individual investors. As of May 31, 2021, Nikko had approximately $26 billion in assets under management. Both Nikko and Nikko Asia are wholly owned subsidiaries of Nikko Asset Management Co., Ltd.

Investment Strategy

Nikko employs an Asia high yield bond strategy and mainly invests in USD-denominated high yield fixed income securities issued by Asian issuers.

Directors and Executive Officers

The following are directors and/or executive officers of Nikko. The address of each is 605 Third Avenue, 38th Floor, New York, NY 10158.

Name	Position
Lawrence Prager	Director, Vice President, Senior Managing Director and Chief Investment Officer
Marc Steglitz	Director
Kenneth Cook	Director
Kiyotaka Ryu	Director
Armand Aponte	Head of Legal, Corporate Secretary
Laura Jordan	Head of Human Resources & Office Management
Gary Beckham	Chief Compliance Officer
Satoshi Suto	Head of Strategic Planning & Finance
Steve McArdle	Head of Risk

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of Nikko.

Comparable Funds

None.

Compensation

Under the sub-advisory agreement by and between the Subadviser and the Adviser (the “Sub-Advisory Agreement”), the Adviser is responsible for all fees payable to the Subadviser for its services as Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the Subadviser to the Fund does not affect the management fees paid by the Fund or its shareholders.

The Adviser has entered into a Sub-Advisory Agreement with the Subadviser pursuant to which the Adviser has agreed to pay the Subadviser 36.77% of the sum of: (i) the total gross advisory fee due to the Adviser from the Fund under the terms of the advisory agreement minus (ii) any applicable fee waivers from time to time entered into between the Fund and the Adviser.

Prior to August 1, 2021, CCB Securities Ltd. (“CCBS”) was responsible for day-to-day portfolio management of the Fund. For the fiscal year ended March 31, 2021, the Adviser paid CCBS $0 in sub-advisory fees. For the fiscal year ended March 31, 2020, the Adviser paid CCBS $0 in sub-advisory fees. For the fiscal period from the Fund’s inception, June 26, 2018 to March 31, 2019, the Adviser paid CCBS $0 in sub-advisory fees.

Information Regarding the Sub-Advisory Agreement

Pursuant to the Sub-Advisory Agreement, the Subadviser has been delegated responsibility for the day-to-day management of the assets of the Fund allocated to the Subadviser. The Sub-Advisory Agreement provides in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated to such Subadviser. The Sub-Advisory Agreement permits the Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser. The Sub-Advisory Agreement also specifically permits the Subadviser to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.

The Sub-Advisory Agreement continues with respect to the Fund for up to two years from the date of its initial effectiveness, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by a vote of a majority of the Independent Trustees, cast at a meeting called for the purpose of voting on such approval and (2) by a vote of the holders of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund or by the Trustees. The Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by a vote of a majority of the Trustees, or by a vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund, or by the Adviser, in each case, upon 60 days’ written notice to the Subadviser. The Subadviser is permitted to terminate the Sub-Advisory Agreement on 60 days prior written notice to the Adviser and the Board. The Sub-Advisory Agreement also terminates automatically and immediately in the event of breach of confidentiality, or in the event of its assignment, or in the event of a termination of the agreement between the Adviser and the Trust with respect to the Fund.

BOARD CONSIDERATIONS

At a meeting on May 27-28, 2021, the Board of the Trust, including a majority of the Independent Trustees, approved changes to the name and the strategy of the Fund. In connection with such changes, the Board also considered the Sub-Advisory Agreement between the Adviser, on behalf of the Fund, and the Subadviser.

In advance of the meeting, and at a separate meeting of the Independent Trustees in executive session, the Board received and considered information provided by the Subadviser in response to the Independent Trustees’ written requests related to the Board’s consideration of the Sub-Advisory Agreement. The Board also noted that the Trust’s chief compliance officer (“CCO”) received and reviewed information about the Subadviser’s compliance program, and that the Board received a report from the CCO regarding such compliance program. The Board noted that its evaluation process with respect to the Fund is an ongoing one and, as a result, the Board will consider information at each of its regularly scheduled meeting related to, among other matters, the services provided by the Subadviser to the Fund.

In evaluating the Sub-Advisory Agreement, the Board considered, among other matters: (1) the nature, extent, and quality of the services to be provided by the Subadviser; (2) the proposed compensation to be paid to the Subadvisor under the Sub-Advisory Agreement; (3) the estimated costs of the services to be provided by the Subadviser and the Subadviser’s profitability expectations with respect to its services to the Fund; (4) the extent to which economies of scale could be realized by the Subadviser as the Fund grows and whether investors will share in the benefits of economies of scale; and (5) other benefits the Subadviser anticipates it may receive from its relationship with the Fund.

Nature, Extent, and Quality of Services

Based on the written and oral reports received prior to and at the May 27, 2021 executive session of the Independent Trustees and the May 28, 2021 meeting of the Board, the Board considered the nature, quality, and extent of the overall services to be provided by the Subadviser under the Sub-Advisory Agreement. Among other things, the Board considered that it had to the opportunity to meet with key investment personnel from the Subadviser and that it received information related to such personnel and their experience, as well as the Subadviser’s other resources. The Board took note of the qualifications, background and responsibilities of the Subadviser’s senior personnel who will provide services to the Fund, including their significant experience investing in the Asian credit markets. The Board also noted that the Subadviser is part of a global asset management with significant financial and other resources that it can access in connection with managing the Fund. The Board considered the Subadviser’s proprietary investment framework that it will use in connection with the active management of the Fund’s portfolio and noted that the Subadviser’s portfolio managers currently successfully manage a number of other accounts.

Investment Performance

The Board noted that the historical performance of the Fund is not relevant to consideration of the Sub-Advisory Agreement, given the change in the Fund’s benchmark, sub-adviser and investment strategy. They considered, however, the performance achieved by the Subadviser team that will be managing the Fund, both across all accounts with a substantially similar investment strategy as well as by a pooled vehicle pursuing a substantially similar strategy. The Board considered that, once the change in the Fund’s strategy is implemented, it will receive regular reports regarding the performance of the Fund, including relative to peer funds.

Compensation

Although the Board received information regarding the sub-advisory fees proposed to be paid to the Subadviser under the Sub-Advisory Agreement, the Board noted that the Adviser (and not the Fund) will pay the Subadviser’s fees under the terms of a unitary fee arrangement between the Adviser and the Trust, on behalf of the Fund. The Board also considered the arm’s-length nature of the relationship between the Adviser and Subadviser with respect to the negotiation of such sub-advisory fees.

Costs and Profitability

Although the Board reviewed information from the Subadviser regarding its likely costs and profitability of providing services to the Fund, the Board noted that the Adviser (and not the Fund) will pay the Subadviser’s fees under the terms of a unitary fee arrangement between the Adviser and the Trust, on behalf of the Fund. In this regard, the Board considered the arm’s-length nature of the relationship between the Adviser and Subadviser with respect to the negotiation of the sub-advisory fee rates. Under the circumstances, the Board considered the Subadviser’s costs and profitability related to the Fund not to be a material factor in its consideration of the Sub-Advisory Agreement.

Other Benefits

The Board considered whether the Subadviser would derive ancillary benefits from the Fund’s operations. The Board did not observe any potential ancillary benefits to be realized by the Subadviser from its relationship with the Fund.

Economies of Scale

The Board noted that the fees under the Sub-Advisory Agreement will be paid by the Adviser under the terms of the unitary fee arrangement, and not by the Fund. As a result, the Board determined that to the extent the Subadviser experiences economies of scale as the Fund’s assets increase, they will not affect the fees paid directly by the Fund. Further, the Board noted the arm’s-length nature of the relationship between the Adviser and Subadviser with respect to the negotiation of the sub-advisory fee rates. Based on these and other considerations, the Board considered economies of scale not to be a material factor in its consideration of the Sub-Advisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance in considering the Sub-Advisory Agreement, and different Trustees may have given different weight to different factors. The Board reviewed a memorandum from Independent Trustee counsel discussing the legal standards applicable to its consideration of the Sub-Advisory Agreement and the Independent Trustees met in executive session with Independent Trustee counsel to address such standards and recent developments in this area of the law, to review material provided by the Subadviser, and to consider proposed changes to the Fund’s investment strategy, sub-adviser and benchmark. The Board noted that it will continue to monitor the performance of the Fund at its regular meetings, during executive sessions of the Independent Trustees, and outside of the Board meetings. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the sub-advisory arrangements, as outlined in the Sub-Advisory Agreement, were reasonable.

Additional Information About the Fund

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Adviser or Subadviser are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal year ended March 31, 2021, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Control Persons and Principal Holders

All shares of the Fund are held of record in the name of the DTC or its nominee, Cede & Co. The Trust does not have information concerning the ownership of shares held by DTC Participants or their beneficial shareholders. As of September 30, 2021, there were no other owners of record of 5% or more of the outstanding shares of the Fund based on the Trust’s review of the 13F filings for the calendar quarter ended June 30, 2021. However, as of September 30, 2021, the Adviser held the following amount of the outstanding shares of the Fund:

Name and Address	Percent Owned
Krane Funds Advisors LLC 280 PARK AVENUE 32ND FLOOR NEW YORK, NY 10017	33.33%

As of October 1, 2021, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.

Outstanding Shares

There were 300,001 shares of the Fund issued and outstanding as of October 1, 2021. Each share shall be entitled to one vote on any matter in which it is entitled to vote.

Document Delivery. Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 280 Park Avenue, 32nd Floor
New York, New York 10017, or 855-857-2638.